Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NRX Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Selling Shareholders

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(1) (4)
Fees to Be Paid	Equity	Common stock par value $0.001 per share(5)	457(a) and/or (o)	7,824,727	$2.395	$18,740,221.2	.0000927	$1,737.2
Fees to Be Paid	Equity	Common stock par value $0.001 per share(6)	457(a) and/or (o)	8,215,963	$2.395	$19,677,231.4	.0000927	$1,824.1
	Total Offering Amounts					$38,417,452.6		$3,561.3
	Total Fees Previously Paid							—
	Total Fee Offsets							—
			Net Fee Due					$3,561.3

[1]

This registration statement also relates to such additional shares of Common Stock as may be issued in connection with a stock split, stock dividend, recapitalization, or similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

[2]

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Global Market on April 5, 2022.

[3]	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act of 1933.
[4]	Based on the calculation of multiplying the aggregate offering amount by $0.0000927.
[5]	Consists of 7,824,727 shares of Common Stock registered for sale by the selling securityholders named in this registration statement.
[6]	Consists of 8,215,963 shares of Common Stock issuable upon exercise of preferred investment options and placement agent preferred investment options to purchase shares of Common Stock.